Exhibit D

Execution Version

LOAN AGREEMENT

dated as of

December 8, 2017

among

SLP CHICAGO HOLDINGS, L.P.

the Financing Providers party hereto

the Collateral Administrator, Collateral Agent and Securities Intermediary party hereto

and

MORGAN STANLEY SENIOR FUNDING, INC.

as Administrative Agent

Table of Contents

		Page
ARTICLE I
THE PORTFOLIO INVESTMENTS

SECTION 1.01.	Purchases of Portfolio Investments	1
SECTION 1.02.	Procedures for Purchases and Related Financings	1
SECTION 1.03.	Conditions to Purchases	2
SECTION 1.04.	Sales of Portfolio Investments	2
SECTION 1.05.	Coverage Event	3
SECTION 1.06.	Effective Date Coverage Event	3

ARTICLE II
THE FINANCINGS

SECTION 2.01.	Financing Commitments	3
SECTION 2.02.	Financing Conditions	3
SECTION 2.03.	Financings; Use of Proceeds	4
SECTION 2.04.	Other Conditions to Financings	4

ARTICLE III
ADDITIONAL TERMS APPLICABLE TO THE FINANCINGS

SECTION 3.01.	The Advance	6
SECTION 3.02.	General	9
SECTION 3.03.	Taxes	9
SECTION 3.04.	Registration Rights	14

ARTICLE IV
COLLECTIONS AND PAYMENTS

SECTION 4.01.	Interest Proceeds	14
SECTION 4.02.	Principal Proceeds	14
SECTION 4.03.	Principal and Interest Payments; Priority of Payments; etc	15
SECTION 4.04.	Payments Generally	17
SECTION 4.05.	Coverage Event Cure Account	17

ARTICLE V
[reserved]

ARTICLE VI
REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 6.01.	Representations and Warranties	18
SECTION 6.02.	Covenants of the Company	22
SECTION 6.03.	Amendments, Etc	26

i

Schedules

Schedule 1	Transaction Schedule
Schedule 2	Contents of Purchase Notice
Schedule 3	Eligibility Criteria

Exhibit

Exhibit A	Form of Request for Advance
Exhibit B	Form of Equity Commitment Letter
Exhibit C	Permitted Assignees

Index of Defined Terms

Account	29
Additional Terms Letter	1
Administrative Agent	1
Administrative Expenses	16
Advance	1
Adverse Proceeding	20
Affiliate	25
Agent	34
Agreement	1
Amendment	26
Anti-Corruption Laws	20
Bail-In Action	44
Bail-In Legislation	44
Base Rate	8
Business Day	3
Calculation Period	7
Calculation Period Start Date	7
Change of Control	28
Code	12
Collateral	30
Collateral Administrator	1
Collateral Agent	1
Collateral Shares	32
Collateral-Linked Default	29
Collateral-Linked Event	29
Collection Account	29
Common Stock	1
Company	1
Convertible Notes	1
Coverage Event	3
Coverage Event Cure Account	29
Custodial Account	30
Deliver	31
EEA Financial Institution	44
EEA Member Country	44
EEA Resolution Authority	44
Effective Date	4
Eligibility Criteria	4
Eligible Investments	14
ERISA	20
ERISA Affiliate	20
ERISA Event	28
EU Bail-In Legislation Schedule	44
Events of Default	26
Excluded Taxes	12
FATCA	13
Federal Funds Effective Rate	8
Financing Commitment	3
Financing Providers	1

Financings	1
Foreign Lender	13
GAAP	25
Governmental Authority	13
Indebtedness	20
Indemnified Taxes	13
Indemnitee	39
Information	40
Interest Payment Date	15
Interest Priority of Payments	17
Interest Proceeds	14
Interest Reserve Account	29
Investment	21
Investment Agreement	5
Investment Period	1
IRS	13
Issuer Agreement	5
Laws	21
Lender	3
LIBO Rate	7
LTV Ratio	3
Majority Lenders	7
Market Value	3
Material Adverse Effect	19
Maturity Date	1
Multiemployer Plan	21
New York Collateral	31
Non-Recourse Party	40
Other Connection Taxes	13
Other Taxes	13
Parents	22
Participant	41
Participant Register	13, 42
PBGC	21
Permitted Affiliate Sale	26
Permitted Distribution	26
Permitted Liens	21
Person	21
PIK Interest	15
Plan	21
Plan Asset Rules	21
Portfolio	1
Portfolio Investments	1
Prime Rate	9
Principal Priority of Payments	17
Principal Proceeds	14
Priority of Payments	17
Proceedings	42
Prohibited Transaction Event	29
Purchase	1
Purchase Commitment	1

Purchase Notice	1
Qualifying Disposition	33
Recipient	9
Register	7
Registration Rights	14
Related Parties	35
Required Lenders	1
Restricted Payment	26
Sanctioned Country	21
Sanctioned Person	21
Sanctions	21
Scheduled Termination Date	47
Secured Obligations	30
Secured Parties	30
Settlement Date	2
SLCP	5
Solvent	22
Subsidiary	22
Taxes	9
Trade Date	1
Transaction Schedule	1
U.S. Company	13
U.S. Person	13
U.S. Tax Compliance Certificate	11
UCC	29
Underlying Issuer	1
Write-Down and Conversion Powers	44

v

LOAN AGREEMENT dated as of December 8, 2017 (together with the Additional Terms Letter (as defined below), the “Agreement”) among SLP Chicago Holdings, L.P., a Delaware limited partnership, as borrower (the “Company”); the Financing Providers party hereto; Morgan Stanley & Co., LLC, in its capacity as securities intermediary (in such capacity, the “Securities Intermediary”) and Morgan Stanley Senior Funding, Inc., in its capacity as collateral agent (in such capacity, the “Collateral Agent”); collateral administrator (in such capacity, the “Collateral Administrator”); and administrative agent for the Financing Providers hereunder (in such capacity, the “Administrative Agent”).

The Company wishes to purchase certain convertible notes (the “Convertible Notes”, such Convertible Notes, together with any common stock of the Underlying Issuer (the “Common Stock”) into which any Convertible Notes held by the Company are converted, are referred to herein as the “Portfolio Investments”) of Cornerstone OnDemand, Inc. (the “Underlying Issuer”), all on and subject to the terms and conditions set forth herein.

On and subject to the terms and conditions set forth herein each Person listed on the Transaction Schedule under the heading “Financing Provider” has agreed to make an advance to the Company (the “Advance”) hereunder in the amount specified on the transaction schedule attached as Schedule 1 hereto (the “Transaction Schedule”). Each such Person, together with its respective successors and permitted assigns, are referred to herein as the “Financing Providers”, and the types of financings to be made available by them hereunder are referred to herein as the “Financings”. For the avoidance of doubt, the terms of this Agreement relating to types of Financings not indicated on the Transaction Schedule as being available hereunder shall not bind the parties hereto, and shall be of no force and effect. As used herein, “Required Lenders” means, except as otherwise noted, the Financing Providers holding, collectively, more than 66 2/3% of (1) the aggregate principal amount of the Advance outstanding at such time plus (2) the aggregate undrawn Financing Commitments at such time.

Accordingly, the parties hereto agree as follows:

ARTICLE I

THE PORTFOLIO INVESTMENTS

SECTION 1.01. Purchases of Portfolio Investments. From time to time during the Investment Period, the Company may acquire Portfolio Investments, or request that Portfolio Investments be acquired for the Company’s account, all on and subject to the terms and conditions set forth herein. Each such acquisition is referred to herein as a “Purchase”, and all Portfolio Investments so Purchased and not otherwise sold or liquidated are referred to herein as the Company’s “Portfolio”.

As used herein, “Investment Period,” and “Maturity Date” shall have the meanings specified in that certain letter, dated as of the date hereof, among the parties hereto (the “Additional Terms Letter”), the provisions of which shall apply mutatis mutandis to this Agreement as if such provisions were fully set forth herein. In the event of any inconsistency between this Agreement and the Additional Terms Letter, the Additional Terms Letter shall govern.

SECTION 1.02. Procedures for Purchases and Related Financings.

(a) Purchase Notices. No later than the later to occur of the Effective Date and the date (the “Trade Date”) on which the Company enters into a commitment to acquire any Portfolio Investment (a “Purchase Commitment”) (or such later date as the Administrative Agent and the Company shall agree), the Company shall deliver to the Administrative Agent a written notice (a “Purchase Notice”) describing such Purchase Commitment. Each Purchase Notice will contain the information regarding the related Portfolio Investment identified on Schedule 2.

SECTION 1.03. Conditions to Purchases. Without limiting Section 2.02, no Purchase Commitment or Purchase shall be entered into unless each of the following conditions is satisfied as of the applicable Trade Date (and such Portfolio Investment shall not be Purchased, and the related Financing (if any) shall not be required to be made available to the Company by the applicable Financing Providers, unless each of the following conditions is satisfied as of such Trade Date):

(1) the proposed Settlement Date for such Portfolio Investment is not later than the end of the Investment Period; and

(2) no Event of Default (excluding any Collateral-Linked Event) has occurred and is continuing, and the Investment Period has not otherwise ended.

If the above conditions to a Purchase are satisfied, the Company shall determine, in consultation with the Administrative Agent and with notice to any applicable Financing Providers, the Collateral Agent and the Collateral Administrator, the date on which such Purchase shall settle (the “Settlement Date” for such Portfolio Investment) and on which any related Financing (if any) shall be provided.

SECTION 1.04. Sales of Portfolio Investments. (a) The Company will not sell, transfer or otherwise dispose of any Portfolio Investment or any other asset without the prior consent of the Administrative Agent (acting at the direction of the Required Lenders), except that, subject to Section 6.02(hh), (i) the Company may make Permitted Distributions permitted by Article VI and (ii) the Company may sell any Portfolio Investment, Eligible Investment or other asset so long as such sale is on an arm’s length basis (other than any Permitted Affiliate Sale) and, after giving effect thereto, no Coverage Event (as defined in the Additional Terms Letter) has occurred (without giving effect to the time periods set forth in the definition thereof) and no Event of Default has occurred and is continuing and no breach of any regulation referred to in Section 6.01(d) shall result therefrom.

(b) As set forth in the Additional Terms Letter.

(c) In connection with any sale of a Portfolio Investment directed by the Administrative Agent pursuant to, and in accordance with, this Section 1.04 and the application of the net proceeds thereof, the Company hereby appoints the Administrative Agent as the Company’s attorney-in-fact (it being understood that the Administrative Agent shall not be deemed to have assumed any of the obligations of the Company by this appointment), with full authority in the place and stead of the Company and in the name of the Company to effectuate the provisions of this Section 1.04 (including, without limitation, the power to execute any instrument which the Administrative Agent or the Required Lenders may deem necessary or advisable to accomplish the purposes of this Section 1.04 or any direction or notice to the Collateral Agent in respect to the application of net proceeds of any such sales). Except as otherwise expressly provided herein, none of the Administrative Agent, the Financing Providers, the Collateral Administrator, the Securities Intermediary, the Collateral Agent nor any affiliate of any thereof shall incur any liability to the Company or any other person in connection with any sale effected at the direction of the Administrative Agent in accordance with this Section 1.04, including, without limitation, as a result of the price obtained for any Portfolio Investment, the timing of any sale or sales of Portfolio Investments or the notice or lack of notice provided to any person in connection with any such sale.

(d) The Administrative Agent shall use commercially reasonable efforts to notify the Company of the then-current LTV Ratio once per calendar month no later than the fifth Business Day of any month and, in any event, upon the reasonable request of the Company, such notice to include a reasonably detailed description of the calculation methodology and assumptions on pricing inputs (including volatility inputs and the Stock Borrow Rate Input) used to calculate the Market Value included therein; provided that prior to providing such notice to the Company, the Administrative Agent shall provide such notice to the Lenders and shall consult with them concerning the calculation of the then current LTV Ratio and the related determinations of Market Value.

(e) As set forth in the Additional Terms Letter.

“Business Day” means any day on which commercial banks are open in New York City; provided that, with respect to any provisions herein relating to the setting of LIBOR, “Business Day“ shall be deemed to exclude any day on which banks are required or authorized to be closed in London, England.

“LTV Ratio” shall have the meaning specified in the Additional Terms Letter.

“Market Value” shall have the meaning specified in the Additional Terms Letter.

SECTION 1.05. Coverage Event. As set forth in the Additional Terms Letter.

SECTION 1.06. Effective Date Coverage Event As set forth in the Additional Terms Letter.

ARTICLE II

THE FINANCINGS

SECTION 2.01. Financing Commitments. Subject to the terms and conditions set forth herein, during the Investment Period, each Financing Provider hereby severally agrees to make available to the Company the types of Financing identified on the Transaction Schedule as applicable to such Financing Provider, in U.S. dollars, in an aggregate amount, for such Financing Provider and such type of Financing, not exceeding the amount of its Financing Commitment for such type of Financing. The Financing Commitments shall terminate on the Maturity Date (or, if earlier, at the end of the Investment Period or the date of termination of the Financing Commitments pursuant to Article VII). As used herein, “Financing Commitment” means, with respect to each Financing Provider and each type of Financing available hereunder at any time, the commitment of such Financing Provider to provide such type of Financing to the Company hereunder in an amount up to but not exceeding the portion of the applicable financing limit set forth on the Transaction Schedule that is held by such Financing Provider at such time.

A Financing Provider with a Financing Commitment to make an Advance hereunder is referred to as a “Lender”.

SECTION 2.02. Financing Conditions. Notwithstanding anything to the contrary herein, the Advance shall not be required to be made available to the Company by the applicable Financing Providers unless after giving effect to the provision of the Advance (and the Purchase of any Portfolio Investment being made with the proceeds thereof, if any), each of the following conditions is satisfied:

(a) no Event of Default (excluding any Collateral-Linked Event) has occurred and is continuing and the Investment Period has not otherwise ended; and

(b) the representations and warranties set forth in Article VI of this Agreement are true and correct in all material respects.

Without limiting the generality of the foregoing, the Company shall not request any Advance (and no Advance shall be required to be made available to the Company by the applicable Financing Providers) if such Advance would be made against any Portfolio Investment that fails on the date of such Advance to satisfy the eligibility criteria on Schedule 3 (the “Eligibility Criteria”).

SECTION 2.03. Financings; Use of Proceeds.

(a) Subject to the satisfaction of the conditions set forth in Section 2.02, the applicable Financing Providers will make the applicable Financing available to the Company on the Effective Date as provided herein.

(b) Except as expressly provided herein, the failure of any Financing Provider to make the Advance required hereunder shall not relieve any other Financing Provider of its obligations hereunder. If any Financing Provider shall fail to provide any Financing to the Company required hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Financing Provider to satisfy such Financing Provider’s obligations hereunder until all such unsatisfied obligations are fully paid.

(c) The Company shall use the proceeds of the Financings received by it hereunder to purchase the Portfolio Investments identified in the related Purchase Notice, provided, however, that with respect to the purchase of Convertible Notes, the Company shall only purchase notes with a purchase price equal to at least two times the par amount of the Advance as of the date the Advance is made. The proceeds of the Financings shall not be used for any other purpose.

(d) With respect to the Advance, the Company shall submit a request substantially in the form of Exhibit A to the Administrative Agent, with a copy to the Collateral Agent and the Collateral Administrator, not later than 2:00 p.m. New York City time, two (2) Business Days prior to the Business Day specified as the date on which the Advance shall be made and, upon receipt of such request, the Lenders shall make the Advance in accordance with the terms set forth in Section 3.01.

SECTION 2.04. Other Conditions to Financings.

Notwithstanding anything to the contrary herein, the obligations of the Lenders to make the Advance (which are subject to Section 2.02) shall not become effective until the date (the “Effective Date”, it being understood and agreed that all such conditions have been satisfied as of the date hereof) on which each of the following conditions is satisfied (or waived by the Administrative Agent with the consent of the Lenders):

(a) Executed Counterparts. The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) Opinions. The Administrative Agent shall have received a reasonably satisfactory written opinion of Simpson Thacher & Bartlett LLP, counsel for the Company, covering such customary matters relating to the transactions contemplated hereby as the Administrative Agent shall reasonably request.

(c) Corporate Documents. The Administrative Agent shall have received such customary certificates of resolutions or other action, incumbency certificates and other certificates of officers of the Company and SLP Chicago GP, L.L.C., a Delaware limited liability company and the general partner of the Company (the “General Partner”), as the Administrative Agent may require evidencing the identity, authority and capacity of each officer thereof or other Person authorized to act in connection with this Agreement, and such other documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Company and the General Partner.

(d) Patriot Act, Etc. To the extent requested by the Administrative Agent or any Lender at least three (3) Business Days prior to the Effective Date, the Administrative Agent or such Lender, as the case may be, shall have received all documentation and other information required by regulatory authorities under the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) and other applicable “know your customer” and anti-money laundering rules and regulations.

(e) Certain Acknowledgements and Search Reports. The Administrative Agent shall have received UCC, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches listing all effective lien notices or comparable documents that name the Company as debtor and that are filed in the jurisdiction in which the Company is organized.

(f) Upfront Fee. Each Lender shall have received the Upfront Fee, if any, under (and as defined in) the fee letter entered into by the Company and such Lender.

(g) Form U-1. The Company shall have completed and delivered to the Administrative agent a FRB Form U-1 completed to the reasonable satisfaction of the Administrative Agent.

(h) Issuance of Convertible Notes. The Company and/or its affiliates shall have received up to the Equity Contribution Threshold Amount (as defined in the Additional Terms Letter) and the Convertible Notes shall have been acquired, or substantially simultaneously with the borrowing under this Agreement shall be acquired by the Company and/or its affiliates in all material respects in accordance with the terms of the Investment Agreement (the “Investment Agreement”), entered into on November 8, 2017, between the Underlying Issuer, Silver Lake Credit Partners, L.P. (“SLCP”) (or its applicable affiliates) and the other parties party thereto, after giving effect to any modifications, amendments, consents or waivers by SLCP thereto, other than those modifications, amendments, consents or waivers that are materially adverse to the interests of the Lenders in their capacities as such unless consented to in writing by the Required Lenders (such consent not to be unreasonably withheld, delayed or conditioned).

(i) Issuer Agreement. The Underlying Issuer shall have executed and delivered to the Administrative Agent an “issuer agreement” substantially in the form of Exhibit C to the Investment Agreement (the “Issuer Agreement”).

(j) Transfer Documentation. The Borrower shall have provided to the Collateral Agent pre-signed certificates substantially in the form of Exhibit D and Exhibit E to the Indenture (as defined in the Investment Agreement) in respect of the Convertible Notes; provided that such documents shall not be used unless a Coverage Event has occurred or an Event of Default has occurred and is continuing.

ARTICLE III

ADDITIONAL TERMS APPLICABLE TO THE FINANCINGS

SECTION 3.01. The Advance.

(a) Making the Advance. If the Lenders are required to make an Advance to the Company as provided in Section 2.03, then each Lender shall make the Advance on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to (i) the Collateral Agent for deposit to the Collection Account or (ii) an account of the Underlying Issuer specified in a notice from the Company to the Administrative Agent. Each Lender at its option may make the Advance by causing any domestic or foreign branch or affiliate of such Lender to make the Advance, provided that any exercise of such option shall not affect the obligation of the Company to repay the Advance in accordance with the terms of this Agreement. Once drawn, the Advance may only be repaid or prepaid in accordance with this Agreement and may not be reborrowed.

(b) Interest on the Advance. The outstanding Advance, and any compounded interest thereon, shall bear interest (from and including the date on which the Advance is made) at a per annum rate equal to the LIBO Rate during each Calculation Period plus the Applicable Margin for the Advance bearing interest based on the LIBO Rate set forth on the Transaction Schedule (it being understood that with respect to any Calculation Period not ending on an Interest Payment Date, any interest accrued with respect to such Calculation Period shall be paid on the next Interest Payment Date and such accrued interest not yet paid shall be compounded at the LIBO Rate for the following Calculation Period plus the Applicable Margin for the Advance). Notwithstanding the foregoing, if any principal of or interest on any Advance is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate otherwise applicable to the Advance as provided in the preceding sentence.

If at least two Business Days prior to the commencement of any Calculation Period: (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate (including, without limitation, because the LIBO Rate is not available or published on a current basis), for U.S. dollar deposits and such Calculation Period; or (ii) the Administrative Agent is advised by the Majority Lenders that the LIBO Rate, as applicable, for such Calculation Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Advances (or its Advance) included in such Advance for such Calculation Period (in each case with respect to the Advances impacted by clauses (i) and (ii) above, the “Impacted Advances”); then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, if any Advance is requested, such Advance shall accrue interest at the Base Rate plus the Applicable Margin for Advances set forth on the Transaction Schedule.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (i) of this Section 3.01(b) and/or is advised by the Majority Lenders of their determination in accordance with clause (ii) of this 3.01(b) and the Borrower shall so request, the Administrative Agent, the Majority Lenders and the Borrowers shall negotiate in good faith to amend the definition of “LIBO Rate” and other applicable provisions to preserve the original intent thereof in light of such change; provided that, until so amended, such Impacted Advances will be handled as otherwise provided pursuant to the terms of this 3.01(b).

As used herein:

“Calculation Period” means the period from and including the date on which the Advance is made hereunder to but excluding the date that is five (5) Business Days after January 1, 2018, and each successive three month period during the term of this Agreement (or, in the case of the last Calculation Period, if the last Calculation Period does not end on a three month anniversary of the date that is five (5) Business Days after January 1, 2018 (each such date, a “Calculation Period Start Date”), the period from and including the preceding Calculation Period Start Date to but excluding the Maturity Date).

“LIBO Rate” means, for each Calculation Period, the rate appearing on the Reuters Screen LIBOR 01 Page on the Bloomberg Financial Markets Commodities News (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to U.S. dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Calculation Period, as the rate for U.S. dollar deposits with a maturity of (i) in the case of the first Calculation Period, one month and (ii) otherwise, three months. If such rate is not available at such time for any reason, then the LIBO Rate for such Calculation Period shall be the rate at which U.S. dollar deposits in an amount corresponding to the amount of the Advance and for the applicable maturity are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Calculation Period. The LIBO Rate shall be determined by the Administrative Agent (and notified to the Collateral Administrator), and such determination shall be conclusive absent manifest error.

“Majority Lenders” means the Lenders holding, collectively, more than 50% of (1) the aggregate principal amount of the Advances outstanding at such time plus (2) the aggregate undrawn Advances at such time.

(c) Evidence of the Advance. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Lender resulting from each Advance made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at one of its offices in the United States a register (the “Register”) in which it shall record the names and addresses of the Lenders and the Financing Commitment of, and principal amount of the Advance (and related interest amounts) due and payable or to become due and payable from the Company to each Lender hereunder and the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the Register shall be conclusive absent manifest error, and the parties hereto shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender and the owner of the amounts owing to it hereunder as reflected in the Register for all purposes of this Agreement, notwithstanding notice to the contrary.

Any Lender may request that the Advance made by it be evidenced by a promissory note. In such event, the Company shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Advance evidenced by such promissory note and interest thereon shall at all times be represented by one or more promissory notes in such form payable to such payee and its registered assigns.

(d) Pro Rata Treatment. Except as otherwise provided herein, all borrowings of, and payments in respect of, the Advance shall be made on a pro rata basis by or to the Lenders in accordance with their respective portions of the Financing Commitments in respect of the Advance.

(e) Illegality. Notwithstanding any other provision of this Agreement, if any Lender or the Administrative Agent shall notify the Company that the adoption of any law, rule or regulation, or any change therein or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Advance to bear interest by reference to the LIBO Rate, then the Advance shall bear interest (from and after the last day of the Calculation Period ending immediately after such adoption or change) at a per annum rate equal to the Base Rate plus the Applicable Margin for the Advance set forth on the Transaction Schedule.

If any Change in Law shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Other Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining its portion of the Advance or of maintaining its obligation to make its portion of the Advance, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Company will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered; provided that the Lender shall have applied generally consistent return metrics to other similarly situated borrowers with respect to such increased cost or reduced return (it being understood that the amount of such increased cost or reduced return between similarly situated borrowers may be different after consideration of facility pricing, structure, usage patterns, capital treatment and banking relationship).

“Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.5% and (c) the LIBO Rate for a one-month period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent or another financial institution designated by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Recipient” means any Agent and any Lender, as applicable.

All payments to be made hereunder by the Company in respect of the Advance shall be made without set-off or counterclaim.

SECTION 3.02. General. The provisions of Section 3.01 and any other provisions relating to the types of Financings contemplated by each such section shall not be operative until and unless such types of Financing have been made available to the Company, as evidenced by the Transaction Schedule.

SECTION 3.03. Taxes.

(a) Payments Free of Taxes. All payments to be made hereunder by the Company in respect of the Advance shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment by the Company, then the Company shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Company shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Company. Without duplication of other amounts payable by the Company under this Section 3.03, the Company shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Company. The Company shall indemnify each Recipient, within twelve (12) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Company has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Company to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of 10.08 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with this Agreement, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by the Company to a Governmental Authority pursuant to this Section 3.03, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Recipients. (1) Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.03(f) (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient (it being understood that providing any information currently required by any U.S. federal income tax withholding form shall not be considered prejudicial to the position of a Recipient).

(i) Without limiting the generality of the foregoing, in the event that the Company is a U.S. Company,

(A) any Recipient that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), an executed original IRS Form W-9 certifying that such Recipient is exempt from U.S. federal backup withholding tax; provided, however, that if the Recipient is a disregarded entity for U.S. federal income tax purposes, it shall provide the appropriate withholding form of its owner (together with appropriate supporting documentation);

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement, an executed original IRS Form W-8BEN, W-8BEN-E or applicable successor form establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement, an IRS Form W-8BEN, W-8BEN-E or applicable successor form establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) an executed original IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, is not a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, and is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed original IRS Form W-8BEN, W-8BEN-E or applicable successor form; or

(iv) to the extent a Foreign Lender is not the beneficial owner, an executed original IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, W-8BEN-E or applicable successor form, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.03 (including by the payment of additional amounts pursuant to this Section 3.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 3.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, and the termination, satisfaction or discharge of all obligations under this Agreement.

As used herein:

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Code” means the Internal Revenue Code of 1986, as amended.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, imposed as a result of such Recipient being organized under the laws of, or having its principal office or, its applicable lending office (or relevant office for receiving payments from or on account of the Company or making funds available to or for the benefit of the Company) located in, the jurisdiction imposing such Tax (or any political subdivision thereof), (b) Other Connection Taxes, (c) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Financing Commitment or Advance pursuant to a law in effect on the date on which (i) such Recipient acquires an interest in the Financing Commitment or Advance or becomes the Administrative Agent or (ii) such Recipient changes its office for receiving payments by or on account of the Company or making funds available to or for the benefit of the Company, except in each case to the extent that, pursuant to Section 3.03, amounts with respect to such Taxes were payable either to such Recipient’s assignor immediately before such Recipient became a party hereto or to such Recipient immediately before it changed its office for receiving payments by or on account of the Company or making funds available to or for the benefit of the Company, (d) Taxes attributable to such Lender’s failure to comply with Section 3.03(f), (e) any U.S. federal withholding Taxes imposed under FATCA and (f) U.S. backup withholding Taxes.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and intergovernmental agreements thereunder, any similar or related non-U.S. laws that correspond to Sections 1471 to 1474 of the Code, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreements entered into in connection with the implementation of such Sections of the Code (or any law implementing such an intergovernmental agreement).

“Foreign Lender” means a Lender that is not a U.S. Person.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under this Agreement and (b) to the extent not otherwise described in (a), Other Taxes.

“IRS” means the United States Internal Revenue Service.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax other than connections arising solely (and that would not have existed but for) from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment, grant of a participation, designation of a new office for receiving payments by or on account of a Recipient, that, in each case, is voluntary by the Recipient.

“Participant Register” has the meaning specified in clause (d) of Section 10.08.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“U.S. Company” means any Company that is a U.S. Person.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

SECTION 3.04. Registration Rights.

The Administrative Agent (on behalf of the Secured Parties) shall be a permitted transferee of the registration rights of the Company under Article V of the Investment Agreement (the provisions of such Article V, the “Registration Rights”) upon transfer of the Convertible Notes and/or the Common Stock in connection with the exercise of remedies under this Agreement. In addition, the Company shall assign its Registration Rights to the Administrative Agent (on behalf of the Secured Parties) in connection with any foreclosure thereof pursuant to this Agreement.

ARTICLE IV

COLLECTIONS AND PAYMENTS

SECTION 4.01. Interest Proceeds. The Company shall notify the obligor with respect to each Portfolio Investment owned by it to remit all amounts that constitute Interest Proceeds to the Collection Account. To the extent Interest Proceeds are received by the Company other than by deposit into the Collection Account, the Company shall cause all Interest Proceeds on the Portfolio Investments owned by it to be deposited in the Collection Account or remitted to the Collateral Agent, and the Collateral Agent shall credit to the Collection Account all Interest Proceeds received by it immediately upon receipt thereof. As used herein, “Interest Proceeds” means all amounts withdrawn from the Interest Reserve Account, all payments of interest received by the Company in respect of the Portfolio Investments and Eligible Investments (in each case other than accrued interest purchased by the Company, but including proceeds received from the sale of interest accrued after the date on which the Company acquired the related Portfolio Investment), all other payments on the Eligible Investments and all payments of fees and other similar amounts received by the Company or deposited into any of the Accounts (including commitment fees, facility fees, late payment fees, prepayment premiums, amendment fees and waiver fees, but excluding syndication or other up-front fees and administrative agency or similar fees); provided, however, that for the avoidance of doubt, Interest Proceeds shall not include amounts or Eligible Investments in the Coverage Event Cure Account or any proceeds therefrom.

All Interest Proceeds shall be retained in the Collection Account and invested (and reinvested) at the written direction of the Administrative Agent in dollar-denominated high-grade investments selected by the Company (unless an Event of Default has occurred and is continuing or a Coverage Event has occurred, in which case, selected by the Administrative Agent) (“Eligible Investments”). Eligible Investments shall mature no later than the end of the next succeeding Calculation Period.

Interest Proceeds on deposit in the Collection Account shall be withdrawn by the Collateral Agent (i) to be applied pursuant to the applicable Priority of Payments and (ii) at the written direction of the Company (or, upon the occurrence and during the continuance of an Event of Default or upon the occurrence of a Coverage Event, the Administrative Agent), to be remitted to the Company to be applied to pay accrued and unpaid interest in respect of any repaid or prepaid portion of the Advance made in accordance with this Agreement (or, upon the occurrence of a Coverage Event or the occurrence and continuance of an Event of Default, as directed by the Administrative Agent).

SECTION 4.02. Principal Proceeds. The Company shall notify the obligor with respect to each Portfolio Investment owned by it to remit all amounts that constitute Principal Proceeds to the Collection Account. To the extent Principal Proceeds are received by the Company other than by deposit into the Collection Account, the Company shall cause all Principal Proceeds received on the Portfolio Investments owned by it to be deposited in the Collection Account or remitted to the Collateral Agent, and the Collateral Agent shall credit to the Collection Account all Principal Proceeds received by it immediately upon receipt thereof. As used herein, “Principal Proceeds” means all amounts received by the Company with respect to the Portfolio Investments (other than proceeds from a Permitted Affiliate Sale) or any other Collateral, and all amounts otherwise on deposit in the Accounts (including cash contributed by the Company), in each case other than Interest Proceeds or amounts on deposit in the Interest Reserve Account. In respect of any Portfolio Investment that is Convertible Notes, (a) any cash received upon conversion of such Convertible Notes shall be deemed to be Principal Proceeds and (b) any shares of Common Stock received upon conversion of such Convertible Notes shall not be Principal Proceeds (but any sale of such Common Stock shall be Principal Proceeds). The Company shall cause all shares of Common Stock received upon conversion of Convertible Notes to be deposited to the Custodial Account.

All Principal Proceeds shall be retained in the Collection Account and invested at the written direction of the Administrative Agent in overnight Eligible Investments selected by the Company (unless an Event of Default has occurred and is continuing or a Coverage Event has occurred, in which case, selected by the Administrative Agent). All investment income on such Eligible Investments shall constitute Interest Proceeds.

Principal Proceeds on deposit in the Collection Account shall be withdrawn by the Collateral Agent (i) to be applied pursuant to the applicable Priority of Payments and (ii) at the written direction of the Company (or, upon the occurrence and during the continuance of an Event of Default or upon the occurrence of a Coverage Event, the Administrative Agent), to be remitted to the Company to be applied (x) to make prepayments of the Advance in accordance with this Agreement, or (y) to make Permitted Distributions (or, upon the occurrence of a Coverage Event or the occurrence and continuance of an Event of Default, as directed by the Administrative Agent).

SECTION 4.03. Principal and Interest Payments; Priority of Payments; etc.

(a) The unpaid aggregate principal amount of the Advance (together with accrued interest thereon) shall be paid in full in cash to the Administrative Agent for the account of each Lender on the Maturity Date.

(b) Accrued interest on the Advance shall be payable in cash in arrears on each Interest Payment Date and on the Maturity Date; provided that, in the event amounts on deposit in the Collection Account and the Interest Reserve Account on any Interest Payment Date are insufficient to pay such cash interest (any such insufficient amount, the “PIK Interest”), then such PIK Interest shall be paid by increasing the principal amount of the Advance through the capitalization of such PIK Interest. Amounts representing the PIK Interest shall be added to the principal balance of the Advance on the Interest Payment Date that such PIK Interest would otherwise have been due and payable and shall thereafter bear interest.

(c) In the event of any repayment or prepayment of the Advance or any portion thereof (other than any payment in connection with a Permitted Affiliate Sale in accordance with Section 4.03), accrued interest on the principal amount prepaid shall be payable on the date of such repayment or prepayment. “Interest Payment Date” means the date that is five (5) Business Days after the 1st of each of January and July, commencing in January, 2018 (or if such day is not a Business Day, the immediately following Business Day).

(d) Principal Proceeds representing proceeds from the sale or prepayment of any Portfolio Investment received by the Company shall be applied pursuant to the Principal Priority of Payments. The Company shall have the right from time to time to prepay the outstanding Advance in whole or in part on any Business Day, subject to the requirements of this Section 4.03(d). The Company shall notify the Administrative Agent by email and telephone (confirmed by facsimile with a copy to the

Collateral Agent and the Collateral Administrator) of any prepayment hereunder not later than 2:00 p.m., New York City time, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Advance to be prepaid. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of the outstanding Advance shall be in an amount not less than the Partial Prepayment Minimum Amount (as defined in the Additional Terms Letter). Prepayments (other than any payment in connection with a Permitted Affiliate Sale in accordance with Section 4.03) shall be accompanied by accrued and unpaid interest.

(e) Once paid, all fees or any part thereof payable hereunder shall not be refundable under any circumstances.

(f) On each Interest Payment Date and the Maturity Date, the Collateral Agent shall distribute all Interest Proceeds on deposit in the Collection Account in accordance with the Interest Priority of Payments (as set forth in the Additional Terms Letter).

All amounts deposited in the Interest Reserve Account shall be retained in the Interest Reserve Account and invested (and reinvested) at the written direction of the Administrative Agent in dollar-denominated high-grade investments selected by the Company (unless an Event of Default has occurred and is continuing or a Coverage Event has occurred, in which case, selected by the Administrative Agent). If on any Interest Payment Date or on the Maturity Date there are insufficient Interest Proceeds on deposit in the Collection Account to pay (x) any fees due and payable to the Collateral Agent, the Securities Intermediary or the Collateral Administrator and (y) all accrued but unpaid interest on the outstanding Advance pursuant to clause (ii) of the Interest Priority of Payments, on such Interest Payment Date or the Maturity Date, as applicable, the Collateral Agent shall withdraw amounts on deposit in the Interest Reserve Account and apply such amounts to pay such fees and/or accrued and unpaid interest in accordance with the Priority of Payments.

“Administrative Expenses” means (i) the fees, expenses (including indemnities) and other amounts due or accrued in connection with the entry into this Agreement or the administration or maintenance of the Company (including (x) any such amounts that were due and not paid on any prior date in accordance with the Priority of Payments and (y) the reimbursement of any such amounts paid by a third party on behalf of the Company (including an Affiliate of the Company)); provided that, for the avoidance of doubt, amounts that are expressly payable to any person or entity under the Priority of Payments in respect of an amount that is stated to be payable as an amount other than as Administrative Expenses (including, without limitation, interest and principal on the Advance) shall not constitute Administrative Expenses, (ii) amounts payable to any person in respect of any governmental fee, charge or tax imposed on the Company and (iii) fees and expenses payable to the Collateral Agent, Collateral Administrator or Securities Intermediary, or any successor to any of them.

On each Business Day that Principal Proceeds representing proceeds from the sale or prepayment of any Portfolio Investment (or cash received upon conversion) are received by the Company, the Collateral Agent shall distribute such Principal Proceeds in accordance with the Principal Priority of Payments (as defined in the Additional Terms Letter). Upon receipt by the Company of proceeds from a Permitted Affiliate Sale, the Company shall make a repayment of the Advance in an amount equal to at least 50% of the par value of the underlying Convertible Notes so sold in such Permitted Affiliate Sale.

Notwithstanding the foregoing, if an Event of Default has occurred and is continuing and the Advance has been accelerated in accordance with this Agreement, on each date set by the Administrative Agent the Collateral Agent shall distribute all Interest Proceeds and Principal Proceeds on deposit in the Collection Account or the Interest Reserve Account, and all amounts on deposit in the

Coverage Event Cure Account, in accordance with the Enforcement Priority of Payments (as defined in the Additional Terms Letter and, together with the Interest Priority of Payments and the Principal Priority of Payments, the “Priority of Payments”).

If the amounts available to be applied pursuant to the Priority of Payments are insufficient to make the full amount of the disbursements required by any numbered sub-clause therein, then the Collateral Agent shall make the disbursements then due and payable to the extent funds are available therefor, to the persons or entities entitled thereto in accordance with the amounts owing to them under such sub-clause in the order of priority set forth therein.

The Collateral Administrator shall provide to the Administrative Agent and the Company a detailed reporting setting forth any application of funds made pursuant to the foregoing Priority of Payments. In connection with the foregoing, the Administrative Agent shall from time to time provide the Collateral Administrator, upon request therefor, with any information reasonably necessary to prepare such reporting.

SECTION 4.04. Payments Generally. All payments to the Lenders or the Administrative Agent shall be made to the Administrative Agent at the account designated in writing to the Company and the Collateral Agent for further distribution by the Administrative Agent (if applicable). The Administrative Agent shall give written notice to the Collateral Agent and the Collateral Administrator (on which the Collateral Agent and the Collateral Administrator may conclusively rely) of the calculation of amounts payable to the Financing Providers in respect of the Financings. At least three (3) Business Days prior to each Interest Payment Date, the Administrative Agent shall deliver an invoice to the Collateral Agent and the Collateral Administrator in respect of the interest due on such Interest Payment Date. All payments not made to the Administrative Agent for distribution to the Lenders shall be made as directed in writing by the Administrative Agent. All payments hereunder shall be made without setoff or counterclaim. All payments hereunder shall be made in U.S. dollars. All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 4.05. Coverage Event Cure Account.

(a) The Company shall cause all cash received by it in connection with the actions described in Section 1.05 to be deposited in the Coverage Event Cure Account or remitted to the Collateral Agent, and the Collateral Agent shall credit to the Coverage Event Cure Account such amounts received by it (and identified as such) immediately upon receipt thereof. Prior to the Maturity Date, all cash amounts in the Coverage Event Cure Account shall be invested in overnight Eligible Investments at the written direction of the Administrative Agent (as directed by the Required Lenders). All such amounts contributed to the Company shall be paid free and clear of any right of chargeback or other equitable claim.

(b) With prior notice to the Administrative Agent, amounts on deposit in the Coverage Event Cure Account may be withdrawn by the Collateral Agent (at the written direction of the Company (or, upon the occurrence and during the continuance of an Event of Default or upon the occurrence of a Coverage Event, the Administrative Agent)) and remitted to the Company to make Permitted Distributions or to repay the Advance; provided that the Company may not direct any such withdrawal to make Permitted Distributions from the Coverage Event Cure Account if the LTV Ratio is greater (or would be greater after such withdrawal) than the Effective Date Threshold LTV Ratio (as defined in the Additional Terms Letter).

ARTICLE V

[RESERVED]

ARTICLE VI

REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 6.01. Representations and Warranties. The Company represents to the other parties hereto that:

(a) it is duly organized or incorporated, as the case may be, and validly existing under the laws of the jurisdiction of its organization or incorporation and has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions herein contemplated;

(b) the execution, delivery and performance of this Agreement, and the consummation of such transactions have been duly authorized by it and this Agreement constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms (subject to applicable bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar laws affecting creditors’ rights and remedies generally);

(c) the execution, delivery and performance of this Agreement and the consummation of such transactions do not and will not conflict with the provisions of its governing instruments and will not violate any provisions of applicable law or regulation or any applicable order of any court or regulatory body and will not result in the breach of, or constitute a default, or require any consent, under any material agreement, instrument or document to which it is a party or by which it or any of its property may be bound or affected;

(d) the execution and delivery of this Agreement and the making of the Advance hereunder and the withdrawal rights of the Company with respect to any Collateral will not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System and the Company has not taken any action in a manner that could result in a violation of any of the aforesaid Regulations;

(e) [reserved];

(f) it has obtained all consents and authorizations (including all required consents and authorizations of any governmental authority) that are necessary or advisable to be obtained by it in connection with the execution, delivery and performance of this Agreement and each such consent and authorization is in full force and effect;

(g) it is not an “investment company” as defined in the Investment Company Act of 1940, as amended;

(h) it has not issued any securities that are or are required to be registered under the Securities Act of 1933, as amended, and it is not a reporting company under the Securities Exchange Act of 1934, as amended;

(i) except with respect to the Secured Obligations, it has no outstanding Indebtedness;

(j) (x) its affairs have been conducted so that on the Effective Date its underlying assets do not constitute “plan assets” within the meaning of the Plan Asset Rules; and (y) no ERISA Event has occurred as of the Effective Date that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;

(j) as of the date of this Agreement it is, and after giving effect to the Advance it will be, Solvent and it is not entering into this Agreement or consummating any transaction contemplated hereby with any intent to hinder, delay or defraud any of its creditors;

(k) it is not subject to any Adverse Proceeding;

(l) it is not in default under any other contract to which it is a party, except where such default would not reasonably be expected to have a material adverse effect on (a) the business, assets, operations or financial condition of the Company, (b) the ability of the Company to perform its obligations under this Agreement or (c) the rights of or benefits available to the Administrative Agent or the Lenders under this Agreement or (d) the value of the Collateral, any liens thereon or the priority of such liens, taken as a whole (a “Material Adverse Effect”);

(m) (i) it is in compliance in all material respects with the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970 and with the USA PATRIOT Act and all other laws and regulations relating to money laundering and terrorist activities and (ii) it is in compliance in all material respects with all other Laws and all orders, writs, injunctions and decrees applicable to it or to its properties;

(n) it does not have any Subsidiaries or own any Investments in any Person other than the Portfolio Investments or Investments (i) constituting Eligible Investments and (ii) those the Company shall have acquired or received as a distribution in connection with a workout, bankruptcy, foreclosure, restructuring or similar process or proceeding involving a Portfolio Investment or any issuer thereof;

(o) (x) it has disclosed to the Administrative Agent all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and (y) no report, financial statement, certificate or other information furnished in writing by or on behalf of it or any of its Affiliates to the Administrative Agent or any Lender in connection with the transactions contemplated by this Agreement and the negotiation of this Agreement or delivered hereunder (in each case as modified or supplemented by other information so furnished) contains (or, to the extent any such information was furnished to the Company by a third party, to the Company’s knowledge contains), as of its delivery date, any material misstatement of fact or omits to state any material fact, when taken as a whole, necessary to make all such disclosures, in light of the circumstances under which they were made, not misleading in any material respect;

(p) it has good and marketable title to all Portfolio Investments and other Collateral free of any liens other than Permitted Liens and the Collateral Agent has a first priority perfected security interest in the Collateral to secure the Secured Obligations;

(q) the Company has filed all material tax returns required by law to have been filed by it in the required legal timeframe (if any); all such tax returns are true and correct in all material respects; and the Company has paid or withheld (as applicable) all material taxes and governmental charges owing or required to be withheld by it (if any), except any such taxes or charges which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside in accordance with GAAP on its books;

(r) the Company is a U.S. Person;

(s) none of (i) the Company or (ii) to the knowledge of the Company, any agent of the Company that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person;

(t) prior to the date hereof, the Company has not engaged in any business operations or activities other than as an ownership entity for Portfolio Investments and similar loan or debt obligations and activities incidental thereto; and

(u) the Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company and its agents with Anti-Corruption Laws and applicable Sanctions, and the Company and its agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Company being designated as a Sanctioned Person. No Advance, use of proceeds or other transaction contemplated by the Agreement will directly, or to the knowledge of the Company, indirectly violate Anti-Corruption Laws or applicable Sanctions.

As used herein:

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Company) at law or in equity, or before or by any governmental authority, domestic or foreign, whether pending, active or, to the Company’s knowledge, threatened against or affecting the Company or its property that could reasonably be expected to result in a Material Adverse Effect.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company from time to time concerning or relating to bribery or corruption.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder by the United States Department of Labor, as from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412, 430 or 431 of the Code).

“Indebtedness” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (other than ordinary trade payables); (v) all indebtedness secured by any lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the undrawn face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty or endorsement by such Person of the obligation of another; and (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof.

“Investment” means (a) the purchase of any debt or equity security of any other Person, or (b) the making of any loan or advance to any other Person, or (c) becoming obligated with respect to Indebtedness of any other Person.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any governmental authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case whether or not having the force of law.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“PBGC” means the Pension Benefit Guaranty Corporation established under Section 4002 of ERISA and any successor entity performing similar functions.

“Permitted Liens” means (a) liens imposed by Law for taxes that are not yet due, (b) liens granted pursuant to this Agreement and (c) liens routinely imposed on all securities and financial assets by the Securities Intermediary.

“Person” means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) other than a Multiemployer Plan that is subject to Section 412 of the Code or Title IV of ERISA and that is established, maintained, or contributed to by the Company or any ERISA Affiliate.

“Plan Asset Rules” means the regulations issued by the United States Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the United States Code of Federal Regulations or any successor regulations, as modified by Section 3(42) of ERISA, and the rules and regulations thereunder.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Solvent” means, with respect to any entity, that as of the date of determination, (a) the sum of such entity’s debt (including contingent liabilities) does not exceed the present fair saleable value of such entity’s present assets; (b) such entity’s capital is not unreasonably small in relation to its business as contemplated on the date of this Agreement; and (c) such entity has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise). For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

SECTION 6.02. Covenants of the Company. The Company (or, solely for purposes of sub-clause (p) of this Section 6.02, the General Partner):

(a) shall not engage in any business or activity other than the ownership of the Collateral, the transactions expressly contemplated hereby and such other activities that are necessary, suitable or convenient to accomplish the foregoing or are incidental thereto or connected therewith;

(b) shall not incur any Indebtedness or other obligations or grant any liens on any of its property, in each case except for (i) Permitted Liens to the extent expressly permitted hereby or (ii) interest rate hedging for non-speculative purposes permitted by Section 6.02(i);

(c) [reserved];

(d) shall not control the decisions or actions respecting the daily business or affairs of any other Person except as otherwise permitted hereunder; provided that, subject to Section 10.06, the foregoing shall not prohibit the Portfolio Investments from being listed or described as an investment of Silver Lake Credit Partners;

(e) shall not fail to correct any known misunderstandings regarding its separate identity, which such known misunderstanding, if not corrected, would fail to make it apparent to third Persons that the Company is an entity with assets and liabilities distinct from those of SLP Chicago Holdings Holdco, L.P., a Delaware limited partnership (“Holdings”), SLCP and SLC Co-Invest, L.P. (“Co-Invest”) (together with SLCP, the “Parents” and each, a “Parent”) , Affiliates of Holdings or the Parents or any other Person; provided that, subject to Section 10.06, the foregoing shall not prohibit the Portfolio Investments from being listed or described as an investment of Silver Lake Credit Partners;

(f) shall not operate, or purport to operate, collectively as a single or consolidated business entity with respect to any other Person (except as may be required for U.S. federal income tax purposes and except that for accounting purposes, it may be consolidated with other Persons (including the Parents) as permitted by GAAP);

(g) shall maintain in effect and enforce policies and procedures designed to ensure compliance by the Company and its agents with Anti-Corruption Laws and applicable Sanctions;

(h) shall not amend any of its constituent documents without, to the extent required pursuant to such constituent documents as in effect on the date hereof, the prior written consent of the Administrative Agent and the Required Lenders;

(i) shall not, without the prior consent of the Administrative Agent (acting at the direction of the Required Lenders, which consent may be withheld in the sole and absolute discretion of the Required Lenders), enter into any hedge agreement;

(j) shall not maintain any of its primary books or records with respect to the Collateral at any office other than at the address referred to on the Transaction Schedule (or at the office of the Collateral Agent) or maintain its chief executive office or its place of business at any place other than at such address, in each case without providing at least ten (10) days advance written notice to the Administrative Agent;

(k) shall not change its name, or name under which it does business, from the name shown on the signature pages hereto without providing at least ten (10) days advance written notice to the Administrative Agent;

(l) shall not fail at all times to hold itself out to the public as a legal entity separate and distinct from any other entity or person or to conduct its business solely in its own name, in each case in a manner that would fail to make it apparent to third Persons that the Company is an entity with assets and liabilities distinct from those of the Parents, Affiliates of the Parents or any other Person; provided that, subject to Section 10.06, the foregoing shall not prohibit the Portfolio Investments from being listed or described as an investment of Silver Lake Credit Partners;

(m) [reserved];

(n) shall at all times comply with the requirements of its constituent documents and observe all corporate formalities under applicable law;

(o) shall not fail to allocate fairly and reasonably shared expenses in the reasonable discretion of the Company;

(p) shall have at least one (1) independent director at all times;

(q) shall at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business;

(r) shall comply with all applicable requirements of law (whether statutory, regulatory or otherwise), the noncompliance with which could reasonably be expected to have, individually or collectively, a material adverse effect on the Company, the Administrative Agent, the Lenders or the Collateral and shall not take any action that would result in a violation of any regulations referred to in Section 6.01(d);

(s) shall not merge into or consolidate with any person or dissolve, terminate or liquidate in whole or in part, or change its legal structure, without the prior written consent of the Administrative Agent;

(t) except for Investments permitted by Section 6.02(bb), shall not have any Subsidiaries without the prior written consent of the Administrative Agent;

(u) shall not fail to remain Solvent;

(v) shall ensure that (1) its affairs shall be conducted so that its underlying assets do not constitute “plan assets” within the meaning of the Plan Asset Rules that result in a non-exempt prohibited transaction under Section 406(a) of ERISA or Section 4975(c)(1)(A)-(C) of the Code between the Company and the Administrative Agent and/or the Lenders, and (2) that no ERISA Event occurs that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;

(w) shall take all actions necessary or advisable to maintain good and marketable title to the Portfolio Investments and the other Collateral in all material respects;

(x) [reserved];

(y) the Company shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all taxes, assessments and other governmental charges levied or imposed upon the Company or upon the income, profits or property of the Company; provided that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment or charge, (i) the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which disputed amounts adequate reserves in accordance with GAAP have been made or (ii) the failure of which to pay or discharge could not reasonably be expected to have a Material Adverse Effect;

(z) shall maintain proper books of record and account, distinct and separate from those of any other person, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company and shall permit the Administrative Agent to inspect its books and records during normal business hours with at least one (1) Business Day’s prior written notice up to once per fiscal year (or, following the occurrence and during the continuance of an Event of Default, upon the request of the Administrative Agent);

(aa) shall not make any Restricted Payments without the prior written consent of the Administrative Agent; provided that the Company may make Permitted Distributions so long as no Event of Default has occurred and is continuing and no Coverage Event has occurred (in each case, or would occur after giving effect to such Permitted Distribution) and (only with respect to Permitted Distributions described in clauses (b) of the definition thereof) the Company gives at least one (1) Business Day prior notice thereof to the Administrative Agent and the Lenders;

(bb) shall not make or hold any Investments, except the Portfolio Investments or Investments (A) constituting Eligible Investments, (B) that have been consented to by the Administrative Agent and (C) those the Company shall have acquired or received as a distribution in connection with a workout, bankruptcy, foreclosure, restructuring or similar process or proceeding involving a Portfolio Investment or any issuer thereof;

(cc) shall not enter into any agreement which prohibits the creation or assumption of any lien upon its properties, revenues or assets, whether now owned or hereafter acquired;

(dd) shall not request the Advance, and the Company shall not directly, or to the knowledge of the Company, indirectly, use, and shall procure that its agents shall not directly, or to the knowledge of the Company, indirectly, use, the proceeds of the Advance (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto;

(ee) shall not purchase or otherwise acquire or receive as a distribution any commodities or any fee interest in real property or any equivalent interest in real property under any applicable law, except for such commodities or fee interest in real property as the Company shall have acquired or received as a distribution in connection with a workout, bankruptcy, foreclosure, restructuring or similar process or proceeding involving a Portfolio Investment or any issuer thereof; provided that the Company shall disclose such acquisition or receipt of any such commodities or fee interest in real property to the Administrative Agent promptly following the acquisition or receipt thereof;

(ff) [reserved];

(gg) shall not permit the Parents and/or their respective Affiliates to cease, directly or indirectly, to own and control legally and beneficially all of the limited partnership interests of the Company;

(hh) shall not, directly or indirectly, (i) sell, lease or otherwise transfer any assets to any of its Affiliates; or (ii) enter into any other transaction directly or indirectly with or for the benefit of any of its Affiliates, in each case unless such sale, lease, transfer or transaction is on an arm’s length basis and, if applicable, for fair market value; provided that nothing in this clause (hh) shall prohibit a Permitted Affiliate Sale, a Permitted Distribution or receipt of a capital contribution; and

(ii) shall be a U.S. Person for the entire term of this Agreement. On or before the Effective Date (and from time to time thereafter upon the request of the Administrative Agent), the Company shall deliver to the Administrative Agent (i) a properly completed and executed original of IRS Form W-9 certifying that it is a U.S. person for U.S. federal income tax purposes, and (ii) a certificate of non-foreign status that satisfies the requirements of Treas. reg. Section 1.1445-2(b)(2).

As used herein:

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such former Person (whether by virtue of ownership, contractual rights or otherwise).

“GAAP” means generally accepted accounting principles in the effect from time to time in the United States, as applied from time to time by the Company.

“Permitted Affiliate Sale” shall have the meaning specified in the Additional Terms Letter.

“Permitted Distribution” shall have the meaning specified in the Additional Terms Letter.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares, limited partnership interests or other equity interests in the Company now or hereafter outstanding; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares, limited partnership interests or other equity interests in the Company now or hereafter outstanding; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares, limited partnership interests or other equity interests in the Company now or hereafter outstanding.

SECTION 6.03. Amendments, Etc. If the Company receives any notice or other communication concerning any amendment, supplement, consent, waiver or other modification of any Portfolio Investment or any related underlying instrument or rights thereunder (each, an “Amendment”) with respect to any Portfolio Investment or any related underlying instrument (including the Indenture (as defined in the Investment Agreement) and any Registration Rights), or makes any affirmative determination to exercise or refrain from exercising any rights or remedies thereunder, it will give prompt (and in any event, not later than three (3) Business Days’) notice thereof to the Administrative Agent. In any such event, the Company shall exercise all voting and other powers of ownership relating to such Amendment or the exercise of such rights or remedies as the Company shall deem appropriate under the circumstances; provided that, without the consent of the Administrative Agent, the Company shall not vote or exercise any other power of ownership in respect of (i) any modification to the senior unsecured ranking or final maturity date of the Convertible Notes or any provision that would have the effect of requiring the Company to convert the Convertible Notes or that would reduce or forgive the principal amount thereof or (ii) any matter that requires the unanimous consent of all the lenders or holders of a Portfolio Investment or the consent of each lender or holder affected thereby. If an Event of Default has occurred and is continuing or a Coverage Event has occurred, the Company will exercise all voting and other powers of ownership as the Administrative Agent (acting at the direction of the Required Lenders) shall instruct (it being understood that if the terms of the related underlying instrument expressly prohibit or restrict any such rights given to the Administrative Agent, then such right shall be limited to the extent necessary so that such prohibition or restriction is not violated).

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Company shall fail to pay (i) any principal amount owing by it in respect of the Secured Obligations when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise or (ii) any other amount in respect of the Secured Obligations (whether for interest, fees or other amounts owing by it) prior to the Payment Event of Default Deadline (as defined in the Additional Terms Letter); or

(b) any representation or warranty made or deemed made by or on behalf of the Company herein or any amendment or modification hereof or waiver hereunder, or in any report, certificate, or other document furnished pursuant hereto or in connection herewith or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect or misleading in any material respect when made or deemed made; or

(c) (A) the Company shall fail to observe or perform any covenant, condition or agreement contained in Sections 6.02(a), (b), (f), (p), (q), (s), (aa), (cc), (gg) or (hh) or (B) the Company shall fail to observe or perform any other covenant, condition or agreement contained herein (it being understood that the failure of a Portfolio Investment to satisfy the Eligibility Criteria after the date of its purchase shall not constitute such a failure) and, in the case of this clause (B), if such failure is capable of being remedied, such failure shall not have been remedied or waived prior to the Covenant Event of Default Deadline (as defined in the Additional Terms Letter); or

(d) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed as of the Involuntary Proceeding Event of Default Deadline (as defined in the Additional Terms Letter) or an order or decree approving or ordering any of the foregoing shall be entered; or

(e) the Company shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (d) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action in contemplation or for the purpose of effecting any of the foregoing; or

(f) the Company shall admit in writing its inability or fail generally to pay its debts as they become due; or

(g) the passing of a resolution by the equity holders of the Company in respect of the winding up on a voluntary basis of the Company; or

(h) any final judgments or orders (not subject to appeal or otherwise non-appealable) by one or more courts of competent jurisdiction for the payment of money in an aggregate amount in excess of the Threshold Amount (as defined in the Additional Terms Letter) (after giving effect to insurance, if any, available with respect thereto) shall be rendered against the Company, and the same shall remain unsatisfied, unvacated, unbonded or unstayed as of the Judgment Event of Default Deadline (as defined in the Additional Terms Letter); or

(i) a Prohibited Transaction Event occurs; or

(j) an ERISA Event occurs that would reasonably, individually or in the aggregate, result in a Material Adverse Effect; or

(k) a Change of Control occurs; or

(l) a Collateral-Linked Default occurs;

then, and in every such event (other than an event with respect to the Company described in clause (d) or (e) of this Article), and at any time thereafter in each case during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Financing Commitments, and thereupon the Financing Commitments shall terminate immediately, and (ii) declare all of the Secured Obligations then outstanding to be due and payable in cash in whole (or in part, in which case any Secured Obligations not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the Secured Obligations so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Company accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; and in case of any event with respect to the Company described in clause (d) or (e) of this Article, the Financing Commitments shall automatically terminate and all Secured Obligations then outstanding, together with accrued interest thereon and all fees and other obligations of the Company accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

As used herein:

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Plan (excluding those for which the provision for 30 day notice to the PBGC has been waived by regulation); (ii) the failure of any Plan to meet the minimum funding standard of Section 412 or Section 430 of the Code or Section 302 or 303 of ERISA applicable to such Plan, in each case whether or not waived, or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure of the Company or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by the Company or any of its ERISA Affiliates from any Plan with two or more contributing sponsors or the termination of any such Plan resulting in liability to the Company or any of its ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Plan, or the appointment of a trustee to administer, any Plan; (vi) the imposition of liability on the Company or any of its ERISA Affiliates pursuant to Section 4062 or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of the Company or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is imposed any liability therefor, or the receipt by the Company or any of its respective ERISA Affiliates of notice from any Multiemployer Plan that the Multiemployer Plan is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on the Company of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 406, Section 409, Sections 502(c), (i) or (l), or Section 4071 of ERISA in respect of any employee benefit plan; (ix) the imposition of a lien on the assets of the Company or any ERISA Affiliate pursuant to Section 430(k) of the Code or pursuant to Section 303(k) or 4068 of ERISA with respect to any Plan; (x) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or (xi) a determination that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA.

“Change of Control” means an event or series of events by which (i) Silver Lake Credit Associates L.P. and/or its Affiliates, collectively, shall cease to possess, directly or indirectly, the right to elect or appoint (through contract, ownership of voting securities, or otherwise) managers that at all times have a majority of the votes of the board of directors (or similar governing body) of the General Partner or to direct the management policies and decisions of the General Partner, (ii) the Parents and their respective Affiliates shall cease, directly or indirectly, to own and control legally and beneficially all of the limited partnership interests of the Company or (iii) the General Partner shall cease to be the general partner of the Company.

“Collateral-Linked Default” means the failure of the Parents, prior to the Collateral-Linked Default Deadline (as defined in the Additional Terms Letter) for any Collateral-Linked Event, to either (a) cure such Collateral-Linked Event or (b) prepay the Advance in whole together with interest thereon and all other amounts payable to the Secured Parties hereunder.

“Collateral-Linked Event” shall have the meaning specified in the Additional Terms Letter.

“Prohibited Transaction Event” means that the Company’s affairs have been conducted so that its underlying assets constitute “plan assets” within the meaning of the Plan Asset Rules that result in a non-exempt prohibited transaction under Section 406(a) of ERISA or Section 4975(c)(1)(A)-(C) of the Code between the Company and the Administrative Agent and/or the Lenders.

ARTICLE VIII

ACCOUNTS; COLLATERAL SECURITY

SECTION 8.01. The Accounts; Agreement as to Control.

(a) Establishment and Maintenance of Accounts. The Company has directed and the Securities Intermediary hereby acknowledges that it has established (1) an account designated as the “Custodial Account”; (2) an account designated as the “Coverage Event Cure Account”; (3) an account designated as the “Collection Account” and (4) an account designated as the “Interest Reserve Account (the Custodial Account, Coverage Event Cure Account, the Interest Reserve Account and Collection Account, each, an “Account” and, collectively, the “Accounts”), and the account numbers for the Accounts are set forth on the Transaction Schedule. The Securities Intermediary agrees to maintain each of the Accounts as a securities intermediary in the name of the Company subject to the lien of the Collateral Agent under this Agreement, and agrees not to change the name or account number of any Account without the prior consent of the Collateral Agent. The Securities Intermediary hereby certifies that it is a broker/dealer, bank or trust company that in the ordinary course of business maintains securities accounts for others and in that capacity has established the Accounts in the name of the Company.

(b) Collateral Agent in Control of Securities Accounts. Each of the parties hereto hereby agrees that (1) each Account shall be deemed to be a “securities account” (within the meaning of Section 8-501(a) of the Uniform Commercial Code in effect in the State of New York (the “UCC”)), (2) all property credited to any Account, including cash, shall be treated as a financial asset for purposes of Article 8 of the UCC and (3) except as otherwise expressly provided herein, the Collateral Agent will be exclusively entitled to exercise the rights that comprise each financial asset credited to each Account. The parties hereto agree that the Securities Intermediary shall act only on entitlement orders or other instructions with respect to the Accounts originated by the Collateral Agent and no other person (and without further consent by any other person); and the Collateral Agent, for the benefit of the Secured Parties, shall have exclusive control and the sole right of withdrawal over each Account. The only permitted withdrawals from the Accounts shall be in accordance with the provisions of this Agreement. Subject to the Priority of Payment and the other provisions of this Agreement, the Collateral Agent agrees to comply with any instructions of the Company with respect to the Accounts unless a Coverage Event has occurred or an Event of Default shall have occurred and be continuing.

(c) Subordination of Lien, Etc. If the Securities Intermediary has or subsequently obtains by agreement, operation of law or otherwise a security interest in any Account or any security entitlement credited thereto, the Securities Intermediary hereby agrees that such security interest shall be subordinate to the security interest of the Collateral Agent. The property credited to any Account will not be subject to deduction, set-off, banker’s lien, or any other right in favor of any person other than the Collateral Agent (except that the Securities Intermediary may set-off (1) all amounts due to the Securities Intermediary in respect of its customary fees and expenses for the routine maintenance and operation of the Accounts, and (2) the face amount of any checks which have been credited to any Account but are subsequently returned unpaid because of uncollected or insufficient funds).

(d) Property Registered, Indorsed, etc. to Securities Intermediary. All securities or other property represented by the a promissory note or instrument underlying any financial assets credited to any Account shall be registered in the name of the Securities Intermediary, indorsed to the Securities Intermediary in blank or credited to another securities account maintained in the name of the Securities Intermediary, and in no case will any financial asset credited to any Account be registered in the name of the Company, payable to the order of the Company or specially indorsed to the Company except to the extent the foregoing have been specially indorsed to the Securities Intermediary or in blank.

(e) Jurisdiction; Governing Law of Accounts. The establishment and maintenance of each Account and all interests, duties and obligations related thereto shall be governed by the law of the State of New York and the “securities intermediary’s jurisdiction” (within the meaning of Section 8-110 of the UCC) shall be the State of New York. Terms used in this Section 8.01 without definition have the meanings given to them in the UCC.

(f) No Duties. The parties hereto acknowledge and agree that the Securities Intermediary shall not have any additional duties other than those expressly set forth in this Section 8.01, and the Securities Intermediary shall satisfy those duties expressly set forth in this Section 8.01 so long as it acts without gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Securities Intermediary shall not be subject to any fiduciary or other implied duties, and the Securities Intermediary shall not have any duty to take any discretionary action or exercise any discretionary powers.

SECTION 8.02. Collateral Security; Pledge; Delivery.

(a) Grant of Security Interest. As collateral security for the prompt payment in full when due of all the Company’s obligations to the Agents and the Lenders (collectively, the “Secured Parties”) under this Agreement (collectively, the “Secured Obligations”), the Company hereby grants to the Collateral Agent a continuing security interest in favor of the Collateral Agent in all of the Company’s right, title and interest in, to and under (in each case, whether now owned or existing, or hereafter acquired or arising) all accounts, payment intangibles, general intangibles, chattel paper, electronic chattel paper, instruments, deposit accounts, securities accounts, letter-of-credit rights, investment property, and any and all other property of any type or nature owned by it (all of the property described in this clause (a) being collectively referred to herein as “Collateral”), including: (1) each Portfolio Investment: including (i) any Convertible Notes then held by the Company and (ii) any Common Stock into which the Convertible Notes then held by the Company are converted, (2) the Accounts and all investments, obligations and other property from time to time credited thereto, (3) the Registration Rights and all other property of the Company and (4) all proceeds thereof, all accessions to and substitutions and replacements for, any of the foregoing, and all rents, profits and products of any thereof.

(b) Delivery and Other Perfection. In furtherance of the collateral arrangements contemplated herein, the Company shall (1) Deliver to the Collateral Agent the Collateral hereunder as and when acquired by the Company to the extent required for perfection; (2) if any of the securities, monies or other property pledged by the Company hereunder are received by the Company, forthwith take such action as is necessary to ensure the Collateral Agent’s continuing perfected security interest in such Collateral (including Delivering such securities, monies or other property to the Collateral Agent or the Securities Intermediary); and (3) upon the reasonable request of the Administrative Agent, deliver to the Collateral Agent and the Financing Providers, at the expense of the Company, legal opinions to the Administrative Agent and the Financing Providers, as to the (i) perfection of the Collateral Agent’s security interest in the Collateral, and (ii) priority of the Collateral Agent’s security interest in Collateral consisting of investment property that is security certificates.

“Deliver” (and its correlative forms) means the taking of the following steps:

(i) in the case of Portfolio Investments and Eligible Investments, by (x) causing the Securities Intermediary to indicate by book entry that a financial asset comprised thereof has been credited to the relevant Account and (y) causing the Securities Intermediary to agree that it will comply with entitlement orders originated by the Collateral Agent with respect to each such security entitlement without further consent by the Company;

(ii) in the case of Portfolio Investments consisting of money or instruments (the “New York Collateral”) that do not constitute a financial asset forming the basis of a security entitlement delivered to the Collateral Agent pursuant to clause (1) above, by causing (x) the Collateral Agent to obtain possession of such New York Collateral in the State of New York, or (y) a person other than the Company and a securities intermediary (A)(I) to obtain possession of such New York Collateral in the State of New York, and (II) to then authenticate a record acknowledging that it holds possession of such New York Collateral for the benefit of the Collateral Agent or (B)(I) to authenticate a record acknowledging that it will take possession of such New York Collateral for the benefit of the Collateral Agent and (II) to then acquire possession of such New York Collateral in the State of New York;

(iii) in the case of any account which constitutes a “deposit account” under Article 9 of the UCC, except as may be expressly provided herein to the contrary, by causing the Securities Intermediary to, establish control over such account in favor of the Collateral Agent; and

(iv) in all cases, by filing or causing the filing of a financing statement with respect to such Collateral with the Delaware Secretary of State.

(c) Remedies, Etc. During the period in which an Event of Default shall have occurred and be continuing, the Collateral Agent shall (but only if and to the extent directed in writing by the Required Lenders) do any of the following:

(i) Exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Collateral) and also may, without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent (acting at the direction of the Required Lenders ) may deem commercially reasonable. The Company agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ prior notice to the Company of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of the Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(ii) Transfer all or any part of the Collateral into the name of the Collateral Agent or a nominee thereof.

(iii) Enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto.

(iv) Endorse any checks, drafts, or other writings in the Company’s name to allow collection of the Collateral.

(v) Take control of any proceeds of the Collateral.

(vi) Execute (in the name, place and stead of any of the Company) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral.

(vii) Perform such other acts as may be required to do to protect the Collateral Agent’s rights and interest hereunder.

The Collateral Agent shall provide notice of any actions above to the Company (which, for the avoidance of doubt, may be promptly after the occurrence of such actions). For purposes of this Section 8.02, the term “Required Lenders” means each Lender with respect to its pro rata share of the Collateral. For the avoidance of doubt, each Lender hereby agrees, for the benefit of the Borrower, to comply with paragraph 5 of the Issuer Agreement referenced in Section 2.04(i).

(d) Compliance with Restrictions. The Company agrees that in any sale of any of the Collateral whenever an Event of Default shall have occurred and be continuing, the Collateral Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of applicable law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any governmental regulatory authority or official, or in order for each Lender to comply with the requirements of the Issuer Agreement and the Company further agrees that such compliance shall not, in and of itself, result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Collateral Agent be liable or accountable to the Company for any discount allowed by the reason of the fact that such Collateral is sold in compliance with any such limitation or restriction. Notwithstanding any other provision of this Agreement to the contrary, any sale, transfer or other disposition of shares of Common Stock that become part of the Collateral pursuant Section 8.02(a)(1)(ii) (the “Collateral Shares”) by the Collateral Agent or a Financing Provider must be a Qualifying Disposition.

“Qualifying Disposition” means a sale, transfer or other disposition of the Collateral Shares:

(i) to any Person who acquires them in a broadly distributed public offering of the Collateral Shares that is registered under the Securities Act (including the underwriter of such offering, which may be a Financing Provider or Affiliate of a Financing Provider);

(ii) effected on any securities exchange so long as neither any Financing Provider nor any Affiliate of a Financing Provider solicited or arranged for the solicitation of orders to buy such Collateral Shares in anticipation of or in connection with such sale;

(iii) made in compliance with the manner-of-sale requirements set forth in Rule 144(g) of the Securities Act;

(iv) to a Person that any Financing Provider believes in good faith is not, and after giving effect to such sale, transfer or other disposition, will not be, an Affiliate of the Underlying Issuer;

(v) to a Person that is an Affiliate of the Underlying Issuer prior to such sale, transfer or other disposition so long as the number of Collateral Shares, or shares of Common Stock that are collateral or other security for any other transaction to which any Financing Provider or any Affiliate thereof is party, sold, transferred or otherwise disposed of to such Person (in any manner at any time, in one transaction or a series of transactions) does not in the aggregate exceed 5% of the outstanding Common Stock; or

(vi) to Underlying Issuer or any Subsidiary thereof.

(e) Private Sale. The Collateral Agent shall incur no liability as a result of a sale of the Collateral, or any part thereof, at any private sale pursuant to clause (c) above conducted in a commercially reasonable manner. The Company hereby waives any claims against each Agent and Financing Provider arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale.

(f) Collateral Agent Appointed Attorney-in-Fact. The Company hereby appoints the Collateral Agent as the Company’s attorney-in-fact (it being understood that the Collateral Agent shall not be deemed to have assumed any of the obligations of the Company by this appointment), with full authority in the place and stead of the Company and in the name of the Company, from time to time in the Collateral Agent’s discretion (exercised at the written direction of the Administrative Agent or the Required Lenders, as the case may be), after the occurrence and during the continuation of an Event of Default, to take any action and to execute any instrument which the Administrative Agent or the Required Lenders may deem necessary or advisable to accomplish the purposes of this Agreement. The Company hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this clause is irrevocable during the term of this Agreement and is coupled with an interest.

(g) Further Assurances. The Company covenants and agrees that, from time to time upon the request of the Collateral Agent (as directed by the Administrative Agent), the Company will execute and deliver such further documents, and do such other acts and things as the Collateral Agent (as directed by the Administrative Agent) may reasonably request in order fully to effect the purposes of this Agreement and to protect and preserve the priority and validity of the security interest granted hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral.

(h) Termination. Upon the payment in full in cash of all Secured Obligations, the security interest granted herein shall automatically (and without further action by any party) terminate and all rights to the Collateral shall revert to the Company. Upon any such termination, the Collateral Agent will, at the Company’s sole expense, deliver to the Company, or cause the Securities Intermediary to deliver, without any representations, warranties or recourse of any kind whatsoever, all certificates and instruments representing or evidencing all of the Collateral held by the Securities Intermediary hereunder, and execute and deliver to the Company or its nominee such documents as the Company shall reasonably request to evidence such termination.

(i) No Rehypothecation. Unless an Event of Default has occurred and is continuing, neither the Collateral Agent nor any Lender shall have the right to rehypothecate, use, borrow, lend, pledge or sell any Collateral.

ARTICLE IX

THE AGENTS

SECTION 9.01. Appointment of Administrative Agent and Collateral Agent. Each of the Financing Providers hereby irrevocably appoints each of the Administrative Agent and the Collateral Agent (each, an “Agent” and collectively, the “Agents”) as its agent and authorizes such Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. Anything contained herein to the contrary notwithstanding, each Agent and each Financing Provider hereby agree that no Financing Provider shall have any right individually to realize upon any of the Collateral hereunder, it being understood and agreed that all powers, rights and remedies hereunder with respect to the Collateral shall be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms of this Agreement.

Each financial institution serving as an Agent hereunder shall have the same rights and powers in its capacity as a Financing Provider (if applicable) as any other Financing Provider and may exercise the same as though it were not an Agent, and such financial institution and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company as if it were not an Agent hereunder.

No Agent shall have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except that the foregoing shall not limit any duty expressly set forth in this Agreement to include such rights and powers expressly contemplated hereby that such Agent is required to exercise in writing as directed by (i) in the case of the Collateral Agent (A) in respect of the exercise of remedies under Section 8.02(c), the Required Lenders, or (B) in all other cases, the Administrative Agent or (ii) in the case of any Agent, the Required Lenders (or such other number or percentage of the Financing Providers as shall be necessary under the circumstances as provided herein), and (c) except as expressly set forth herein, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company that is communicated to or obtained by the financial institution serving in the capacity of such Agent or any of its affiliates in any capacity. The Collateral Agent shall not be liable for any action taken or not taken by it in the absence of its own gross negligence or willful misconduct or with the consent or at the request or direction of the Administrative Agent or the Required Lenders (or such other number or percentage of the Financing Providers that shall be permitted herein to direct such action or forbearance). No Agent shall be liable for any action taken or not taken by it in the absence of its own gross negligence or willful misconduct or with the consent or at the request or direction of the Administrative Agent (in the case of the Collateral Administrator and the Collateral Agent only) or the Required Lenders (or such other number or percentage of the Financing Providers that shall be permitted herein to direct such action or forbearance). Each Agent shall be deemed not to have knowledge of any event that, with notice or lapse of time or both, would constitute an Event of Default, unless and until written notice thereof is given to it by the Company or a Financing Provider, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness, genuineness, value or sufficiency of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth herein, other than to confirm receipt of items expressly required to be delivered to such Agent. No Agent shall be required to risk or expend its own funds in connection with the performance of its obligations hereunder if it reasonably believes it will not receive reimbursement therefor hereunder.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, direction, opinion, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts or be responsible for the misconduct or negligence of attorneys appointed by it with due care.

In the event the Collateral Agent or the Collateral Administrator shall receive conflicting instruction from the Administrative Agent and the Required Lenders, the instruction of the Required Lenders shall govern. Neither the Collateral Administrator nor the Collateral Agent shall have any duties or obligations under or in respect of any other agreement (including any agreement that may be referenced herein) to which it is not a party. The grant of any permissive right or power to the Collateral Agent hereunder shall not be construed to impose a duty to act.

It is expressly acknowledged and agreed that neither the Collateral Administrator nor the Collateral Agent shall be responsible for, and shall not be under any duty to monitor or determine, compliance with the Eligibility Criteria (Schedule 3) or the conditions to any purchase hereunder in any instance, or to determine if the conditions of “Deliver” have been satisfied or otherwise to monitor or determine compliance by any other person with the requirements of this Agreement.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. No Agent shall be responsible for any misconduct or negligence on the part of any sub-agent or attorney appointed by such Agent with due care. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective affiliates and the respective directors, officers, employees, agents and advisors of such person and its affiliates (the “Related Parties”) for such Agent. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent, as the case may be.

Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, each Agent may resign at any time by notifying the other Agents, the Financing Providers and the Company. Upon any such resignation, the Required Lenders shall have the right (with, so long as no Event of Default has occurred and is continuing or no Coverage Event has occurred, the consent of the Company) to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the Administrative Agent may, on behalf of the Financing Providers, appoint a successor Agent (with, so long as no Event of Default has occurred and is continuing or no Coverage Event has occurred, the consent of the Company) which shall be a leading financial institution with an office in New York, New York, or an affiliate of any such bank. If no successor shall have been so appointed by the Administrative Agent and shall have accepted such appointment within sixty (60) days after the retiring Agent gives notice of its resignation, such Agent may petition a court of competent jurisdiction for the appointment of a successor. Upon the acceptance of its appointment as Administrative Agent or Collateral Agent, as the case may be, hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After the retiring Agent’s resignation hereunder, the provisions of this Article and Sections 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent or Collateral Agent, as the case may be.

Each Financing Provider acknowledges that it has, independently and without reliance upon any Agent or any other Financing Provider and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Financing Provider also acknowledges that it will, independently and without reliance upon any Agent or any other Financing Provider and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Anything in this Agreement notwithstanding, in no event shall any Agent, the Collateral Administrator or the Securities Intermediary be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including lost profits), even if such Agent, the Collateral Administrator or the Securities Intermediary, as the case may be, has been advised of such loss or damage and regardless of the form of action.

Each Agent and the Collateral Administrator shall not be liable for any error of judgment made in good faith by an officer or officers of such Agent or the Collateral Administrator, unless it shall be conclusively determined by a court of competent jurisdiction that such Agent or the Collateral Administrator was grossly negligent in ascertaining the pertinent facts.

Each Agent and the Collateral Administrator shall not be responsible for the accuracy or content of any certificate, statement, direction or opinion furnished to it in connection with this Agreement.

Each Agent and the Collateral Administrator shall not be bound to make any investigation into the facts stated in any resolution, certificate, statement, instrument, opinion, report, consent, order, approval, bond or other document or have any responsibility for filing or recording any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder.

In the absence of gross negligence, willful misconduct or bad faith on the part of the Agents, the Agents may conclusively rely, as to the truth of statements and the correctness of the opinions expressed therein, upon any request, instruction, certificate, opinion or other document expressed therein, upon any request, instruction, certificate, opinion or other document furnished to the Agents, reasonably believed by the Agents to be genuine and to have been signed or presented by the property party or parties and conforming to the requirements of this Agreement; but in the case of a request, instruction, document or certificate which by any provision hereof is specifically required to be furnished to the Agents, the Agents shall be under a duty to examine the same in accordance with the requirements of this Agreement to determine that it conforms to the form required by such provision.

No Agent shall be responsible for delays or failures in performance resulting from acts beyond its control. Such acts include but are not limited to acts of God, strikes, lockouts, riots and acts of war.

The protections set forth in this Section 9.01 shall likewise be available and applicable to the Securities Intermediary and the Collateral Administrator.

SECTION 9.02. Additional Provisions Relating to the Collateral Agent and the Collateral Administrator.

(a) Collateral Agent May Perform. The Collateral Agent shall from time to time take such action (at the written direction of the Administrative Agent or the Required Lenders) for the maintenance, preservation or protection of any of the Collateral or of its security interest therein, provided that the Collateral Agent shall have no obligation to take any such action in the absence of such direction and shall have no obligation to comply with any such direction if it reasonably believes that the same (1) is contrary to applicable law or (2) might subject the Collateral Agent to any loss, liability, cost or expense, unless the Administrative Agent or the Required Lenders, as the case may be, issuing such instruction makes provision satisfactory to the Collateral Agent for payment of same.

(b) Reasonable Care. The Collateral Agent is required to exercise reasonable care in the custody and preservation of any of the Collateral in its possession, provided that the Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral if it takes such action for that purpose as the Company reasonably requests at times other than upon the occurrence and during the continuance of any Event of Default, but failure of the Collateral Agent to comply with any such request at any time shall not in itself be deemed a failure to exercise reasonable care. The Collateral Agent will not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any liens thereon.

(c) Collateral Agent Not Liable. Except to the extent arising from the gross negligence, willful misconduct, criminal conduct, fraud or reckless disregard of the Collateral Agent, the Collateral Agent shall not be liable by reason of its compliance with the terms of this Agreement with respect to (1) the investment of funds held thereunder in Eligible Investments (other than for losses attributable to the Collateral Agent’s failure to make payments on investments issued by the Collateral Agent, in its commercial capacity as principal obligor and not as collateral agent, in accordance with their terms) or (2) losses incurred as a result of the liquidation of any Eligible Investment prior to its stated maturity.

(d) Certain Rights and Obligations of the Collateral Agent. Without further consent or authorization from any Financing Providers, the Collateral Agent may execute any documents or instruments necessary to release any lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or as otherwise permitted or required hereunder or to which the Required Lenders have otherwise consented. Anything contained herein to the contrary notwithstanding, in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, any Agent or Financing Provider may be the purchaser of any or all of such Collateral at any such sale and the Collateral Agent, as agent for and representative of the Financing Providers (but not any Financing Provider in its individual capacity unless the Required Lenders shall otherwise agree), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any collateral payable by the purchaser at such sale.

(e) Collateral Agent and Collateral Administrator Fees and Expenses. Subject to the Priority of Payments, the Company agrees to pay to the Collateral Agent and the Collateral Administrator such fees as the Administrative Agent, the Company, the Collateral Agent and the Collateral Administrator, may agree in writing. Subject to the Priority of Payments, the Company further agrees to pay to the Collateral Agent and the Collateral Administrator, or reimburse the Collateral Agent and the Collateral Administrator for paying, reasonable and documented out-of-pocket expenses in connection with this Agreement and the transactions contemplated hereby.

(f) Execution by the Collateral Agent and the Collateral Administrator. The Collateral Agent and the Collateral Administrator are executing this Agreement solely in their capacity as Collateral Agent and Collateral Administrator hereunder and in no event shall have any obligation to make the Advance, provide any Financing or perform any obligation of the Administrative Agent hereunder.

(g) Reports by the Collateral Administrator. The Collateral Administrator shall prepare such reports as may be mutually agreed to by the Administrative Agent, the Company and the Collateral Administrator and shall provide such reports to the Lenders.

ARTICLE X

MISCELLANEOUS

SECTION 10.01. Non-Petition. Each of the Collateral Agent, the Securities Intermediary and the Collateral Administrator hereby agrees not to commence, or join in the commencement of, any proceedings in any jurisdiction for the bankruptcy, winding-up or liquidation of the Company or any similar proceedings, in each case prior to the date that is one year and one day (or if longer, any applicable preference period plus one day) after the payment in full of all amounts owing to the parties hereto. The foregoing restrictions are a material inducement for the parties hereto to enter into this Agreement and are an essential term of this Agreement. The Administrative Agent or the Company may seek and obtain specific performance of such restrictions (including injunctive relief), including, without limitation, in any bankruptcy, winding-up, liquidation or similar proceedings. The Company shall promptly object to the institution of any bankruptcy, winding-up, liquidation or similar proceedings against it and take all necessary or advisable steps to cause the dismissal of any such proceeding.

SECTION 10.02. Notices. All notices and other communications in respect hereof (including, without limitation, any modifications hereof, or requests, waivers or consents hereunder) to be given or made by a party hereto shall be in writing (including by electronic mail or other electronic messaging system of .pdf or other similar files) to the other parties hereto at the addresses for notices specified on the Transaction Schedule (or, as to any such party, at such other address as shall be designated by such party in a notice to each other party hereto). All such notices and other communications shall be deemed to have been duly given when transmitted by facsimile or personally delivered or, in the case of a mailed notice, upon receipt or, in the case of notices and communications transmitted by electronic mail or other electronic messaging system, upon delivery, in each case given or addressed as aforesaid.

SECTION 10.03. No Waiver. No failure on the part of any party hereto to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

SECTION 10.04. Expenses; Indemnity; Damage Waiver.

(a) Subject to the Priority of Payments and other than with respect to expenses to be paid in connection with the execution of this Agreement and the transactions contemplated hereby as agreed to by the Company and the Administrative Agent, the Company shall pay (1) all reasonable out-of-pocket expenses incurred by the Agents and their Related Parties, including the fees, charges and disbursements of counsel for the Agents and the Securities Intermediary, in connection with the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (2) all reasonable out-of-pocket expenses incurred by the Agents, the Securities Intermediary and the Lenders, including the reasonable fees, charges and disbursements of one outside counsel for each Agent, in connection herewith, including the enforcement or protection of their rights in connection with this Agreement, including their rights under this Section, or in connection with the Financings provided by them hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Financings. This Section 10.04(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b) The Company shall indemnify the Agents, the Collateral Administrator, the Securities Intermediary, the Lenders and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (1) the execution or delivery of this Agreement or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations or the exercise of the parties thereto of their respective rights or the consummation of the transactions contemplated hereby, (2) any Financing or the use of the proceeds therefrom, or (3) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from either (i) the gross negligence or willful misconduct of such Indemnitee and its Related Parties or (ii) a material breach of this Agreement by any Indemnitee and its Related Parties resulting from the bad faith of such Indemnitee and its Related Parties. This Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) To the extent permitted by applicable law, each party hereto shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement, instrument or transaction contemplated hereby, any Financing or the use of the proceeds thereof.

SECTION 10.05. Amendments. As set forth in the Additional Terms Letter.

SECTION 10.06. Confidentiality. Each party hereto agrees to maintain the confidentiality of the Information received by it until the date that is the five year anniversary of the date hereof (or, with respect to Information relating to or provided by an obligor in respect of a Portfolio Investment, for a period commencing upon receipt thereof and ending on the date on which the confidentiality obligations of the Company with respect to such obligor terminate), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority (including any self-regulatory authority), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 10.06, to any assignee of or Participant in (to the extent such Person is permitted to become an assignee or Participant hereunder), or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (vii) with the consent of the party providing such Information or (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.06 by the delivering party or its Affiliates or (y) becomes available to any party hereto on a nonconfidential basis from a source other than any party hereto. For the purposes of this Section 10.06, “Information” means all information received in connection with this Agreement (including the existence of this Agreement) from the Administrative Agent, any Financing Provider or the Company, including information relating to the Company or its business or any obligor in respect of any Portfolio Investment. Any Person required to maintain the confidentiality of Information as provided in this Section 10.06 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each party’s obligations under this Section 10.06 shall survive the termination, satisfaction or discharge of all obligations under this Agreement. Notwithstanding anything to the contrary in this Section 10.06, the Company may disclose the transaction contemplated by this Agreement so long as the identity of each lender, agent and other party hereto is kept confidential and not otherwise disclosed by the Company.

SECTION 10.07. Non-Recourse. No recourse under or upon any obligation, covenant, or agreement of the Company contained in this Agreement shall be had against the Parents or any employee, agent, equityholder or Affiliate of the Company or the Parents (each, a “Non-Recourse Party”) and no such Non-Recourse Party shall be personally liable for payment of the any Secured Obligations or other amounts due in respect thereof; provided however, that the foregoing shall not be construed so as to exonerate or exculpate the Parents from any liability pursuant to any Capital Call Confirmation Package (as defined in the Additional Terms Letter) delivered in connection herewith.

SECTION 10.08. Successors; Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that, subject to Section 6.02(s), the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Financing Provider (and any attempted assignment or transfer by the Company without such consent shall be null and void). Except as expressly set forth herein, nothing in this Agreement, expressed or implied, shall be construed to confer upon any person any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Subject to the conditions set forth below, any Lender may assign to one or more banks or other financial institutions (or affiliates thereof) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Financing Commitment and the Advance at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of the Administrative Agent and the Company; provided that (i) no consent of the Administrative Agent or the Company shall be required for an assignment of any Financing Commitment to an assignee that is (x) a Lender with a Financing Commitment immediately prior to giving effect to such assignment or (y) any bank or other financial institution listed on Exhibit C hereto and (ii) no consent of the Company shall be required (A) after an Event of Default of the type set forth in Article VII (a), (d) or (e) has occurred and is continuing or (B) on the fifth Business Day after any other Event of Default has occurred and is continuing.

Assignments shall be subject to the following additional conditions: (A) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; and (B) the parties to each assignment shall execute and deliver to the Administrative Agent an assignment and assumption agreement in form and substance acceptable to the Administrative Agent.

Subject to acceptance and recording thereof below, from and after the effective date specified in each assignment and assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such assignment and assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such assignment and assumption, be released from its obligations under this Agreement (and, in the case of an assignment and assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto as a Lender but shall continue to be entitled to the benefits of Section 10.04).

The Administrative Agent, acting for this purpose as an agent of the Company, shall maintain at one of its offices in the United States a copy of each assignment and assumption delivered to it and the Register. The entries in the Register shall be conclusive absent manifest error, and the parties hereto shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender and the owner of the amounts owing to it hereunder as reflected in the Register for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of a duly completed assignment and assumption executed by an assigning Lender and an assignee, the Administrative Agent shall accept such assignment and assumption and record the information contained therein in the Register.

(c) Any Lender may, without the consent of the Company or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Financing Commitment and the portion of the Advance owing to it); provided that (1) such Lender’s obligations under this Agreement shall remain unchanged, (2) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (3) the Company, the Agents and the other Financing Providers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the Participant shall not be in privity with the Company and (4) such Lender shall not sell participations in a majority of the outstanding principal amount of its Advance pursuant to agreement(s) that confer on the Participant(s) “voting rights” of the type set forth in Section 11.1(a) of the LSTA Standard Terms and Conditions for Participations for Par/Near Par Trades published as of April 24, 2014. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement.

(d) Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Advance or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or such disclosure is otherwise required thereunder. The entries in the Participant Register shall be conclusive absent manifest error, and each Person whose name is recorded in the Participant Register shall be treated as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. The Company agrees that each Participant shall be entitled through the Lender granting such participation (and for the avoidance of doubt shall have no direct rights against the Company) to the benefits of Sections 3.01(e) and 3.03 (subject to the requirements and limitations therein, including the requirements under Section 3.03(f) (it being understood that the documentation required under Section 3.03(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 3.04 as if it were an assignee under Section 10.08(b) and (B) shall not be entitled to receive any greater payment under Sections 3.01(e) and 3.03, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

SECTION 10.09. Governing Law; Submission to Jurisdiction; Etc. (a) Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of New York.

(b) Submission to Jurisdiction. With respect to any suit, action or proceedings relating to this Agreement (collectively, “Proceedings”), each party hereto irrevocably (i) submits to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party. Nothing in this Agreement precludes any party hereto from bringing Proceedings in any other jurisdiction, nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

(c) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 10.10. Counterparts. This Agreement may be executed in any number of counterparts by facsimile or other written form of communication including electronic mail, each of which shall be deemed to be an original as against the party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12. Securities Contract. The Company and the Lenders acknowledge that this Agreement is a “securities contract”, “swap agreement”, “forward contract”, or “commodity contract” within the meaning of the Bankruptcy Code of the United States and each delivery, transfer, payment and grant of a security interest made or required to be made hereunder or contemplated hereby or made, required to be made or contemplated in connection herewith is a “transfer” and a “margin payment” or a “settlement payment” within the meanings of Sections 362(b)(6),(7), (17) and/or (27) and Sections 546(e),(f), (g) and/or (j) of the Bankruptcy Code of the United States. The parties further acknowledge that this Agreement is a “master netting agreement” within the meaning of the Bankruptcy Code of the United States.

SECTION 10.13. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.14. Integration This Agreement, the fee letters entered into on November 8, 2017 by the Company and the Lenders, the commitment letters entered into on November 8, 2017 by the Company and the Lenders and the Additional Terms Letter constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

SECTION 10.15. Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under this Agreement, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)	the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)	the effects of any Bail-in Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)	a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or

(iii)	the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SLP CHICAGO HOLDINGS, L.P., as Company

By: SLP CHICAGO GP, L.L.C., its general partner

By:	/s/ Joseph Osnoss
	Name:	Joseph Osnoss
	Title:	Vice President

[Signature Page to Loan Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent, Collateral Agent and Collateral Administrator

By:	/s/ Joel Carter
	Name:	Joel Carter
	Title:	Managing Director

MORGAN STANLEY & CO., LLC, as Securities Intermediary

By:	/s/ Darren McCarley
	Name:	Darren McCarley
	Title:	Managing Director

The Financing Providers

MORGAN STANLEY BANK, N.A., as Lender

By:	/s/ Serkan Savasoglu
	Name:	Serkan Savasoglu
	Title:	Managing Director

MIZUHO BANK, LTD., as Lender

By:	/s/ James R. Fayen
	Name:	James R. Fayen
	Title:	Managing Director

ROYAL BANK OF CANADA, as Lender

By:	/s/ Glenn Van Allen
	Name:	Glenn Van Allen
	Title:	Authorized Signatory

SOCIETE GENERALE, as Lender

By:	/s/ Hatem Mustapha
	Name:	Hatem Mustapha
	Title:	Managing Director

[Signature Page to Loan Agreement]

SCHEDULE 1

Transaction Schedule

1.	Types of Financing	Available	Financing Limit

As set forth in the Additional Terms Letter.

2.	Financing Providers		Financing Commitment
	Lender:	Morgan Stanley Bank, N.A.	As set forth in the Additional Terms Letter
		Mizuho Bank, Ltd.	As set forth in the Additional Terms Letter
		Royal Bank of Canada	As set forth in the Additional Terms Letter
		Société Générale	As set forth in the Additional Terms Letter

3.	Scheduled Termination Date: As set forth in the Additional Terms Letter.

4.	Interest Rates

Applicable Margin for Advance: As set forth in the Additional Terms Letter.

5.	Account Numbers

Custodial Account: As set forth in the Additional Terms Letter.

Coverage Event Cure Account: As set forth in the Additional Terms Letter.

Collection Account: As set forth in the Additional Terms Letter.

Interest Reserve Account: As set forth in the Additional Terms Letter.

6.	Notice Information. As set forth in the Additional Terms Letter.

SCHEDULE 2

Contents of Purchase Notices

Each Purchase Notice shall include the following information for the related Portfolio Investment(s):

Morgan Stanley Senior Funding, Inc.

1585 Broadway

New York, NY

10036

Attention:

Telephone:

Facsimile:

Email:

cc:	Morgan Stanley Senior Funding, Inc., as Collateral Agent

Morgan Stanley Senior Funding, Inc., as Collateral Administrator

Ladies and Gentlemen:

Reference is hereby made to the Loan Agreement, dated as of December 8, 2017 (the “Agreement”), among SLP Chicago Holdings, L.P., as borrower (the “Company”), Morgan Stanley Senior Funding, Inc., as administrative agent (the “Administrative Agent”), the financing providers party thereto, and the collateral agent, collateral administrator and securities intermediary party thereto. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given such terms in the Agreement.

Pursuant to the Agreement, we hereby notify you of a Purchase Commitment to acquire the following Portfolio Investment(s):

Obligor	Identifier (LoanX; CUSIP)	Tranche	Type (1st lien, 2nd lien)	Notional	Maturity Date	Fixed	Spread	LIBOR Floor	Price	NAICS Industry Code (four digit)

To the extent available, we have included herewith the offering memorandum, bank book (or, if no book bank is available, the relevant underlying documents) and other offering materials relating to each such Portfolio Investment.

Very truly yours,

SLP CHICAGO HOLDINGS, L.P.

By:
Name:
Title:

SCHEDULE 3

Eligibility Criteria

As set forth in the Additional Terms Letter.

EXHIBIT A

Form of Request for Advance

Morgan Stanley Senior Funding, Inc.

1585 Broadway

New York, NY 10036

Attention:

Telephone:

Facsimile:

Email:

cc:	Morgan Stanley & Co., LLC, as Securities Intermediary

Ladies and Gentlemen:

Reference is hereby made to the Loan Agreement, dated as of December 8, 2017 (the “Agreement”), among SLP Chicago Holdings, L.P., as borrower (the “Company”), Morgan Stanley Senior Funding, Inc., as administrative agent (the “Administrative Agent”), the financing providers party thereto, and the collateral agent, collateral administrator and securities intermediary party thereto. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given such terms in the Agreement.

Pursuant to the Agreement, you are hereby notified of the following:

(1) The Company hereby requests an Advance under Section 2.03 of the Agreement to be funded on [*].

(2) The aggregate amount of the Advance requested hereby is $[*].

[(3) The proposed purchases (if any) relating to this request are as follows:

Security	Par	Price	Purchased Interest (if any)]

We hereby certify that [(i) all conditions to the Purchase of such Portfolio Investment(s) set forth in Section 1.03 of the Agreement [have been][were] satisfied as of the related Trade Date (and shall be satisfied or waived as of the related Settlement Date) and (ii)] all conditions and other requirements set forth in Section 2.02 of the Agreement have been satisfied as of the date hereof (and will be satisfied as of the date such Advance is made).

Very truly yours,

SLP CHICAGO HOLDINGS, L.P.

By:
Name:
Title:

EXHIBIT B

Form of Equity Commitment Letter

As set forth in the Additional Terms Letter

EXHIBIT C

Permitted Assignees

As set forth in the Additional Terms Letter.